Exhibit 2.5

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT ( “Agreement”), effective as of the 13th day of November, 2013 (the “Effective Date”), is entered into by and among LGI Homes, Inc., a Delaware corporation (“LGIH”) and the parties whose names are set forth on Schedule I attached hereto (collectively, the “Investors”).

RECITALS

GTIS LGI I, LP, a Delaware limited partnership (“GTIS I”) owns certain interests in LGI-GTIS Holdings, LLC, a Delaware limited liability company (“LGI/GTIS JV1”);

GTAM Mallard, LLC, a Delaware limited liability company (“GTIS II”) owns certain interests in LGI-GTIS Holdings II, LLC, a Delaware limited liability company (“LGI/GTIS JV2”);

GTIS LGI LP, a Delaware limited partnership (“GTIS III”) owns certain interests in LGI-GTIS Holdings III LLC, a Delaware limited liability company (“LGI/GTIS JV3”);

GTIS US Residential Strategies Fund LP, a Delaware limited partnership, and LGI IV Blocker LLC, a Delaware limited liability company (together, “GTIS IV” and together with GTIS I, GTIS II and GTIS III, the “GTIS Members” and each individually, a “GTIS Member”), together owns certain interests in LGI-GTIS Holdings IV LLC, a Delaware limited liability company (“LGI/GTIS JV4” and together with LGI/GTIS JV1, LGI/GTIS JV2 and LGI/GTIS JV3, the “LGI/GTIS JV’s”);

Thomas E. Lipar, a Texas resident (“Tom”), Eric T. Lipar, a Texas resident (“Eric”), and RE Finance Partners, Ltd., a Texas limited partnership (“RE”), together own all of the outstanding equity interests in LGI Homes Corporate, LLC, a Texas limited liability company (“Corporate”);

LGI Investment Fund II, LP, a Texas limited partnership (“Fund II”), and EDSS Holdings, LP, a Texas limited partnership (“EDSS”), own 49.875% and 50.125%, respectively, of LGI Homes Group, LLC, a Texas limited liability company (“Group”);

LGI Investment Fund III, LP, a Texas limited partnership (“Fund III”) owns certain interests in LGI Fund III Holdings, LLC, a Texas limited liability company (“Fund III Holdings”);

Tom beneficially owns 100% of each of LGI Homes, Ltd., a Texas limited partnership (“LGI Homes”), LGI Homes – Sunrise Meadow, Ltd., a Texas limited partnership (“Sunrise Meadow”) and LGI Homes – Canyon Crossing, Ltd., a Texas limited partnership (“Canyon Crossing” and together with LGI Homes and Sunrise Meadow, the “Holdings Affiliates”);

Tom owns 90% and Eric owns 10% of LGI Homes – Deer Creek, LLC, a Texas limited liability company (“Deer Creek”);

The board of directors of LGIH has approved the filing of a registration statement for an initial public offering (the “IPO”) of its common stock, par value $0.01 per share (“Shares”), and to effectuate such offering, desires to acquire all of the equity interests, directly or indirectly, of the LGI/GTIS JV’s, Corporate, Group, Fund III Holdings, the Holdings Affiliates and Deer Creek (together, the “Predecessors”);

To effectuate the aforesaid transactions (the “Formation Transactions”), LGIH and the Investors desire to enter into this Agreement and the Assignment Agreements (defined below) pursuant to which the Investors shall contribute all of their ownership and other interests in the Predecessors to LGIH in exchange for Shares in the amounts set forth on Schedule I hereto; and

The parties hereto intend that the Formation Transactions, together with the IPO, collectively qualify for tax treatment under Section 351 of the United States Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the above stated recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1. Assignment Agreements – Effective Date. The following parties shall enter into the following agreements (collectively with the GTIS Agreements identified in Section 2, the “Assignment Agreements”) on or about the Effective Date, each of which shall be effective as of the Closing Date (as defined in the Underwriting Agreement relating to the IPO to be entered into among LGIH, Deutsche Bank Securities Inc., JMP Securities LLC, J.P. Morgan Securities LLC and as representatives of the several underwriters named therein (the “Underwriting Agreement”)):

Tom, Eric, RE and LGIH shall enter into an Assignment, Assumption and Admission Agreement pursuant to which LGIH shall acquire all of the limited liability company membership interests in Corporate in exchange for the issuance of Shares to Tom, Eric and RE;

Fund II, EDSS and LGIH shall enter into an Assignment, Assumption and Admission Agreement pursuant to which LGIH shall acquire all of the limited liability company membership interests in Group in exchange for the issuance of Shares to Fund II and EDSS;

Fund III and LGIH shall enter into an Assignment, Assumption, Joinder and Admission Agreement pursuant to which LGIH shall acquire all of Fund III’s limited liability company membership interests in Fund III Holdings in exchange for the issuance of Shares to Fund III;

Tom, the Holdings Affiliates, their respective general partners and LGIH shall enter into a series of transactions pursuant to which (i) the Holdings Affiliates shall all convert from Texas limited partnerships into Texas limited liability companies, and (ii) the owners of each Holdings Affiliate shall enter into an agreement or series of agreements with LGIH pursuant to which LGIH shall acquire all of the outstanding equity interests in the Holdings Affiliates in exchange for the issuance of Shares to Tom and the payment of a nominal amount of cash to the general partners of each of the Holdings Affiliates; and

Tom, Eric and LGIH shall enter into an Assignment, Assumption and Admission Agreement pursuant to which LGIH shall acquire all of the limited liability company membership interests in Deer Creek in exchange for the payment of a nominal amount of cash to Tom and Eric.

2. Assignment Agreements – GTIS. The following parties have entered into the following agreements (collectively, the “GTIS Agreements”) to be effective as of the Closing Date (as defined in the Underwriting Agreement):

each GTIS Member has entered into a Purchase Agreement with LGIH pursuant to which LGIH shall acquire all of the GTIS Members’ equity ownership interests in the LGI/GTIS JV’s in exchange for cash and the issuance of Shares to the respective GTIS Member.

Tax Treatment of Formation Transactions. LGIH and the Investors intend for the Formation Transactions, together with the issuance of LGIH’s Shares to the public in connection with the IPO, (i) to be part of the same common plan, (ii) to occur simultaneously, and (iii) to be treated for all relevant income tax purposes as an exchange governed by the provisions of Section 351 of the United States Internal Revenue Code of 1986, as amended. LGIH and the Investors agree to report the Formation Transactions to all applicable state and federal taxing authorities, for all purposes, consistent with such intent, unless such tax treatment is contrary to any applicable law, rule or regulation.

Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at such locations, dates and times as the parties to the respective Assignment Agreements may determine. At the Closing, all of the following shall be effected:

each Investor shall execute and deliver such Assignment Agreements as are necessary to effectuate the transfer, sale, assignment, or conveyance of such Investor’s membership, partnership, ownership and other interests in the Predecessors to LGIH in a form reasonably satisfactory to LGIH; and

LGIH shall deliver, or cause to be delivered to each Investor, the LGIH Shares to be issued to such Investor as described on Schedule I, and/or cash, if applicable, pursuant to the respective Assignment Agreement.

Representations and Warranties of LGIH. LGIH hereby represents and warrants to each Investor that:

the execution, delivery, and performance of this Agreement by LGIH has been duly authorized by LGIH; and

when executed, this Agreement constitutes a valid and binding obligation of LGIH, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.

Representations and Warranties of Investors. Each Investor represents and warrants to LGIH with respect to itself that:

the execution, delivery, and performance of this Agreement by the Investor has been duly authorized by the Investor;

when executed, this Agreement constitutes a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies;

each Investor is (i) an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), (ii) sophisticated in financial matters and able to evaluate the risks and benefits of the investment in the Shares, (iii) able to bear the risk of his, her or its investment in the Shares for an indefinite period of time, and (iv) aware that transfer of the Shares may not be possible because the Shares have not been registered under the Securities Act or any applicable state securities laws and, therefore, cannot be sold unless subsequently registered under the Securities Act and such applicable state securities laws or an exemption from such registration is available; and

it is entitled to contribute and transfer to LGIH its full legal and beneficial membership, partnership, ownership or other interest in the Predecessor(s) to be contributed to LGIH pursuant to Section 1 or 2 of this Agreement, as applicable, free and clear of all liens, claims and encumbrances.

Miscellaneous.

Successors and Assigns. Except as otherwise provided herein, this Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, the parties’ respective permitted successors, assigns and legal representatives.

Entire Agreement. This Agreement and the Assignment Agreements (and, in the case of the LGI/GTIS JV’s, the Purchase Agreements and the exhibits thereto) contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any prior and contemporaneous arrangement or understanding with respect to said subject matter. There are no oral agreements among the parties hereto with respect to the subject matter of this Agreement or the Assignment Agreements.

Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of all of the parties. Any amendment or waiver effected in accordance with this Section 7.3 shall be binding upon the parties and each of their respective permitted successors and assigns.

Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

Governing Law. This Agreement, and any dispute relating to this Agreement, whether in tort, in contract, or otherwise, shall be governed by the laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one instrument.

Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

LGI HOMES, INC., a Delaware corporation

By:	/s/ Eric T. Lipar
Eric T. Lipar, Chief Executive Officer

EDSS PARTNERS, LP a Texas limited partnership

By:	EDSS Management, Inc.,
A Texas corporation

	By:	/s/ Eric T. Lipar
Eric T. Lipar, President

LGI INVESTMENT FUND II, LP a Texas limited partnership

By:	LGI Fund II GP, LLC,
A Texas limited liability company

	By:	/s/ Eric T. Lipar
Eric T. Lipar, Manager

LGI INVESTMENT FUND III, LP a Texas limited partnership

By:	LGI Fund III GP, LLC,
A Texas limited liability company

	By:	/s/ Eric T. Lipar
Eric T. Lipar, Sole Member

/s/ Eric T. Lipar
Eric T. Lipar, Individually

[Counterpart Signature Page to Contribution Agreement]

GTIS LGI I LP a Delaware limited partnership

By:	GTIS REOF I Domestic LLC, a Delaware Limited Liability Company

	By:	/s/ Steven J. Gorey
	Name:	Steven J. Gorey
	Title:	Vice President

GTAM MALLARD LLC a Delaware limited liability company

By:	GoldenTree Asset Management LP

	By:	/s/ Peter Alderman
	Name:	Peter Alderman
	Title:	Vice President

GTIS LGI LP a Delaware limited liability company

By:	/s/ Steven J. Gorey
Name:	Steven J. Gorey
Title:	Vice President

LGI IV BLOCKER, LLC a Delaware limited liability company

By:	/s/ Steven J. Gorey
Name:	Steven J. Gorey
Title:	Vice President

[Counterpart Signature Page to Contribution Agreement]

GTIS US RESIDENTIAL STRATEGIES FUND, LP, a Delaware limited partnership

By:	GTIS US Residential Strategies Fund GP LLC its general partner

	By:	/s/ Steven J. Gorey
	Name:	Steven J. Gorey
	Title:	Vice President

RE FINANCE PARTNERS, LTD.
a Texas limited partnership

By:	Lipar Group, Inc.
A Texas corporation

	By:	/s/ Thomas E. Lipar
Thomas E. Lipar, President

/s/ Thomas E. Lipar
Thomas E. Lipar, Individually

[Counterpart Signature Page to Contribution Agreement]

SCHEDULE I

LGI Homes, Inc.

Beneficial Ownership Table

Investor Names	Interests Being Contributed	Shares in LGIH Received
GTIS I	LGI/GTIS JV1	44,124

GTIS II	LGI/GTIS JV2	34,306

GTIS III	LGI/GTIS JV3	20,516

GTIS IV (or its affiliate(s) designated by GTIS IV)	LGI/GTIS JV4	310,145

EDSS Holdings, LP	Group	2,339,297

LGI Investment Fund II, LP	Group	2,327,629

LGI Investment Fund III, LP	Fund III Holdings	2,161,580

RE Finance Partners, Ltd.	Corporate	368,723

Thomas E. Lipar	Interests in multiple Predecessors	2,283,772

Eric T. Lipar	Interests in multiple Predecessors	522,357